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UNITED STATES BANKRUPTCY COURT
MIDDLE DISTRICT OF TENNESSEE
(NASHVILLE DIVISION)

In re REGAL CINEMAS, INC., et al., Debtors.	Chapter 11 Case No. 301-11305 Judge Harrison (Jointly Administered)

DEBTORS' AMENDED JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

WEIL, GOTSHAL & MANGES LLP	BASS, BERRY & SIMS PLC
Co-Attorneys for Debtors and Debtors in Possession	Co-Attorneys for Debtors and Debtors in Possession
767 Fifth Avenue	315 Deaderick Street, Suite 2700
New York, New York 10153	Nashville, Tennessee 37283-0002
(212) 310-8000	(615) 742-6200
(212) 310-8007 (telecopy)	(615) 742-6293 (telecopy)

UNITED STATES BANKRUPTCY COURT
MIDDLE DISTRICT OF TENNESSEE
(NASHVILLE DIVISION)

In re REGAL CINEMAS, INC., et al., Debtors.	Chapter 11 Case No. 301-11305 Judge Harrison (Jointly Administered)

DEBTORS' AMENDED JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

        Regal Cinemas, Inc., together with its direct and indirect wholly owned subsidiaries, Act III Cinemas, Inc.; Regal Cinemas Group, Inc.; Cobb Finance Corp.; R.C. Cobb, Inc.; Regal Investment Company; Act III Theatres, Inc.; Regal Cinemas Holding, Inc.; A3 Theatres of Texas, Inc.; Eastgate Theatre, Inc., Act III Inner Loop Theatres, Inc.; A3 Theatres of San Antonio, Ltd.; TEMT Alaska, Inc.; Broadway Cinemas, Inc.; General American Theatres, Inc.; and J.R. Cinemas, Inc., debtors and debtors in possession, jointly propose the following chapter 11 plan pursuant to subsection 1121(a) of title 11, United States Code:

I. Introduction

        A. Plan Defined Terms. Unless the context otherwise requires, the terms specified below have the following meanings (such meanings to be applicable equally to both the singular and plural):

          1.    8 7/8% Debentures means the unsecured debentures issued by Regal pursuant to the 8 7/8% Subordinated Debenture Indenture.

          2.    8 7/8% Subordinated Debenture Indenture means the Indenture, dated as of December 16, 1998, between Regal, as issuer, and the indenture trustee thereunder, as the same may have been thereafter amended from time to time.

          3.    9 1/2% Subordinated Notes means the unsecured notes issued by Regal pursuant to the 9 1/2% Subordinated Note Indenture.

          4.    9 1/2% Subordinated Note Indenture means the Indenture, dated as of May 27, 1998, between Regal, as issuer, and the indenture trustee thereunder, as the same may have been thereafter amended from time to time up to the Commencement Date.

          5.    Affiliate means any entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, a specified entity; for purposes of the definition of "Affiliate," any entry that owns, controls, or holds with power to vote 10% or more of the outstanding voting securities of, or controls or directs the management of, the entity specified shall be deemed to be an Affiliate of such entity; provided, however, that "Affiliate" shall not include any individual that is party to a Management Employment Agreement.

          6.    Allowed administrative expense, allowed claim, or allowed equity interest means an administrative expense, claim, or equity interest, as the case may be, that is allowed or deemed allowed pursuant to the Plan or section 502, 503, or 1111 of the Bankruptcy Code.

          7.    Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Reorganization Cases.

          8.    Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Reorganization Cases, including the Local Rules of the Court.

          9.    Business Day means any day on which commercial banks are open for business, and not authorized to close, in the City of New York.

          10.  Class 5 Reserve means at the sole option of Reorganized Regal, either (a) an interest-bearing account into which Reorganized Regal shall deposit $15,000,000 in cash for the benefit of a third-party escrow agent on behalf of Class 5 Reserve Beneficiaries or (b) a renewable letter of credit in the amount or $15,000,000 which shall be posted by Regal for the benefit of a third-party escrow agent on behalf of Class 5 Reserve Beneficiaries.

          11.  Class 5 Reserve Beneficiary means the holder of a class 5 claim that is a disputed claim on the Effective Date and allowed in a liquidated amount thereafter.

          12.  Class 5 Reserve Termination Date means the date after February 28, 2003 that is the earlier of (a) the first date on which (i) Reorganized Regal has at least $20,000,000 of (A) cash or cash equivalents on hand and/or (B) availability under the New Working Capital Facility, (ii) Reorganized Regal is not a debtor in any subsequent case under the Bankruptcy Code or other insolvency proceeding and is not in default under its material indebtedness, and (iii) the Reorganized Debtors have been paying all allowed class 5 claims in accordance with the Plan from sources other than the Class 5 Reserve or (b) the first date on which all class 5 claims have been finally resolved and all such allowed class 5 claims have been paid.

          13.  Commencement Date means the date on which the Debtors commence the Reorganization Cases.

          14.  Court means (a) the United States District Court having jurisdiction over the Reorganization Cases, (b) to the extent of any reference made pursuant to section 157 of title 28 of the United States Code, the unit of such District Court pursuant to section 151 of title 28 of the United States Code, and (c) any other court having jurisdiction over the Reorganization Cases.

          15.  Credit Agreement means the Credit Agreement, dated as of May 27, 1998, among Regal, as borrower, The Bank of Nova Scotia, as administrative agent, and the other agents and lenders party thereto, as amended from time to time up to the Commencement Date.

          16.  Creditors' Committee means the statutory committee of unsecured creditors appointed in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code.

          17.  Debtors means Regal and the Subsidiaries.

          18.  Disputed administrative expense, disputed claim or disputed equity interest means any administrative expense, claim, or equity interest (a) to the extent neither allowed nor disallowed pursuant to the Plan or a Final Order nor deemed allowed pursuant to the Plan or section 502, 503, or 1111 of the Bankruptcy Code or (b) for which a proof of claim or interest or (in the case of an administrative expense) a motion for payment has been filed with the Court, to the extent any party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, and the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order.

          19.  Effective Date means the first Business Day on which all the conditions specified in Section IV.B hereof shall have been satisfied or waived in accordance with Section IV.C hereof.

          20.  Federal Judgment Rate means the rate equal to the weekly average one-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System for the calendar week preceding the Effective Date and identified at http://www.federalreserve.gov/releases/h15/current/.

          21.  Final Order means an order of the Court that is in effect and is not stayed, and as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors (and in the case of the order confirming the Plan, the Debtors and the New Investors), or in the event that an appeal, writ of certiorari, or reargument or rehearing thereof appeal has been sought, such order of the Court shall have been affirmed by the highest court to which such order was appealed, or certiorari, reargument or rehearing has been denied, and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired.

          22.  General Unsecured Claims means nonpriority unsecured claims evidenced by Old Cobb 10 5/8% Notes and the Old Cobb 10 5/8% Indenture, and all other nonpriority unsecured claims not constituting Intercompany Claims or Subordinated Note Claims.

          23.  Incentive Plan means the Regal Cinemas, Inc. 2001 Incentive Plan.

          24.  Initial Sponsors means Regal Equity Partners, L.P.; KKR 1996 Fund L.P.; KKR Partners II, L.P.; and any of their respective Affiliates, including, in any event Kohlberg Kravis Roberts & Co., L.P.; Hicks, Muse & Co. Partners, L.P.; HM Partners Inc.; HMTF Operating, L.P.; and TOH/Ranger L.L.C.

          25.  Intercompany Claim means any claim of a Debtor against another Debtor.

          26.  Lock-Up Agreement means the Lockup Agreement, between (a) The Anschutz Corporation; OCM Principal Opportunities Fund II, L.P.; LBI Group, Inc.; GSCP Recovery, Inc.; Tudor Investment Corporation; and funds and accounts managed by Putnam Investment Management, LLC and its affiliates, as New Investors and (b) the Debtors, set forth in Exhibit A to the Plan.

          27.  Management Employment Agreements means the employment retention agreements between the Debtors and Michael L. Campbell, Gregory W. Dunn, and Amy E. Miles executed prior to the Commencement Date to be effective on the Effective Date.

          28.  New Bylaws means the amended and restated bylaws of Reorganized Regal in substantially the form set forth in Exhibit B to the Plan.

          29.  New Charter means the Second Amended and Restated Charter of Reorganized Regal in substantially the form set forth in Exhibit C to the Plan.

          30.  New Investors means the non-Debtor parties to the Lock-Up Agreement or each of their respective permitted transferees thereunder, as the case may be.

          31.  New Regal Common Stock means all the shares of common stock of Reorganized Regal authorized pursuant to Section III.D of the Plan.

          32.  New Regal Preferred Stock means all the shares of preferred stock of Reorganized Regal authorized pursuant to Section III.E of the Plan.

          33.  New Shareholders Agreement means the agreement, dated as of the Effective Date, among Reorganized Regal and the New Investors, substantially in the form set forth in Exhibit D to the Plan.

          34.  New Term Loan Facility means the term loan facility to be obtained by Reorganized Regal on the Effective Date, having principal terms and conditions no less favorable to the Reorganized Debtors than those set forth in Exhibit E to the Plan, and all notes, guaranties, pledges, security agreements, and other agreements and documents to be given or issued pursuant thereto or in connection therewith.

          35.  New Working Capital Facility means the revolving credit facility to be obtained by Reorganized Regal on the Effective Date, having principal terms and conditions no less favorable to the Reorganized Debtors than those set forth in Exhibit E to the Plan, and all notes, guaranties, pledges, security agreements, and other agreements and documents to be given or issued pursuant thereto or in connection therewith.

          36.  Old Cobb 10 5/8% Indenture means the Indenture, dated as of March 6, 1996, among, inter alia, Cobb Theatres, L.L.C. and Cobb Finance Corp., as issuers and predecessors in interest to Regal thereunder, and the indenture trustee thereunder, as amended from time-to-time up to the Commencement Date.

          37.  Old Cobb 10 5/8% Notes means the unsecured notes outstanding as of the Commencement Date issued pursuant to the Old Cobb 10 5/8% Indenture.

          38.  Old Regal Common Stock means the authorized and outstanding shares of common stock, no par value per share, issued by Regal.

          39.  Plan means this chapter 11 plan of reorganization, either in its present form or as it may be altered, amended, or modified from time to time in accordance with the terms and conditions hereof and with the consent of the New Investors (which shall not unreasonably be withheld).

          40.  PNC Interest Rate Swap Agreement means that certain ISDA Interest Rate and Currency Exchange Agreement, between Regal and PNC Bank, National Association, dated as of March 21, 1995, and all instruments, agreements, and other documents issued or entered into in connection therewith.

          41.  Priority tax claim means any unsecured claim held by a governmental unit entitled to a priority in right of payment under subsection 507(a)(8) of the Bankruptcy Code.

          42.  Pro rata share means a proportionate share, so that the ratio of the amount of property distributed on account of an allowed claim in a class is the same as the ratio such claim bears to the total amount of all allowed claims (plus disputed claims until disallowed) in such class.

          43.  Record Date means August 31, 2001.

          44.  Regal means Regal Cinemas, Inc., a Tennessee corporation.

          45.  Regal Shareholder Agreements means all agreements between the Initial Sponsors or their Affiliates and any of the Debtors, including, but not limited to, (A) the letter, dated May 27, 1998 to Regal from Kohlberg Kravis Roberts & Co. L.P. and Hicks, Muse & Co. Partners, L.P., (B) the Management Stockholders' Agreement, dated as of May 27, 1998, (C) the Stockholders' and Registration Rights Agreement, dated as of May 27, 1998, among Regal, the Initial Sponsors, and certain other parties thereto, and (D) all other agreements between any of the Debtors and any of the Initial Sponsors other than the Release and Indemnification Agreement.

          46.  Related Documents means all documents necessary to consummate the transactions contemplated by the Plan, including, without limitation, the New Term Loan Facility, New Working Capital Facility, New Regal Common Stock, New Charter, New Bylaws, Incentive Plan, New Shareholders Agreement, Management Employment Agreements, order confirming the Plan, Class 5 Reserve escrow agreement, and Release and Indemnification Agreement.

          47.  Release and Indemnification Agreement means the Release and Indemnification Agreement set forth in Exhibit F to the Plan.

          48.  Reorganization Cases means the chapter 11 cases of the Debtors.

          49.  Reorganized Debtor means any of the Debtors, or any successor to any of the Debtors by merger, consolidation, or otherwise, on and after the Effective Date.

          50.  Reorganized Regal means Regal, on and after the Effective Date.

          51.  Reorganized Subsidiary means any of the Debtors other than Regal, on and after the Effective Date, that is not merged into another entity or dissolved pursuant to the Plan.

          52.  Restructuring Commencement Date means October 1, 1999.

          53.  Restructuring Costs means the reasonable, documented out-of-pocket costs and expenses incurred by (a) The Anschutz Corporation and OCM Principal Opportunities Fund II, L.P. and their respective Affiliates through the Effective Date in connection with the restructuring of the Debtors under the Plan up to an aggregate amount equal to $2,000,000 and (b) GSCP Recovery, Inc. and its Affiliates from March 21, 2001 through the Effective Date in connection with the restructuring of the Debtors under the Plan up to an aggregate amount equal to $50,500; provided, however, that "Restructuring Costs" shall not include any commissions paid by such entities in connection with the acquisition of any indebtedness.

          54.  Schedules means the schedules of assets and liabilities, statements of financial affairs, and lists of holders of claims and equity interests filed by the Debtors as required by section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, including any amendments and supplements thereto.

          55.  Senior Credit Facility means the Credit Agreement and all notes, guaranties, pledges, and other agreements and documents given or issued pursuant thereto or in connection therewith.

          56.  Subordinated Note Claims means all unsecured claims evidenced by Subordinated Notes and the Subordinated Note Indentures.

          57.  Subordinated Note Indentures means the 9 1/2% Subordinated Note Indenture and the 8 7/8% Subordinated Debenture Indenture.

          58.  Subordinated Notes means the 9 1/2% Subordinated Notes and the 8 7/8% Subordinated Debentures.

          59.  Subsidiaries means the following direct and indirect wholly owned subsidiaries of Regal: Act III Cinemas, Inc.; Regal Cinemas Group, Inc.; Cobb Finance Corp.; R.C. Cobb, Inc.; Regal Investment Company; Act III Theatres, Inc.; Regal Cinemas Holding, Inc.; A3 Theatres of Texas, Inc.; Eastgate Theatre, Inc.; Act III Inner Loop Theatres, Inc.; A3 Theatres of San Antonio, Ltd.; TEMT Alaska, Inc.; Broadway Cinemas, Inc., General American Theatres, Inc.; and J.R. Cinemas, Inc.

          60.  Tax Rate means the rate equal to the underpayment rate specified in 26 U.S.C. §6621 (determined without regard to 26 U.S.C. §6621(c)) as of the Effective Date.

        B.    Bankruptcy Code Terms.    "Allowed," "case," "claims," "confirm," "confirmation," "debtor," "debtor in possession," "governmental unit," "impaired," and other uncapitalized terms defined (either explicitly or implicitly) in the Bankruptcy Code are used herein with such defined meanings.

        C.    Other Terms.    The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.

        D.    Exhibits.    All Exhibits to the Plan are incorporated into and are a part of the Plan as if set forth in full herein.

II. Classification and Treatment of Claims and Equity Interests

        A.    Summary.    The Plan is premised upon the substantive consolidation of the Debtors for Plan purposes only. Accordingly, for Plan purposes, the assets and liabilities of the Debtors are deemed the assets and liabilities of a single, consolidated entity, Intercompany Claims are eliminated, and no value is ascribed to the stock of the Subsidiaries. The categories of claims and equity interests listed below classify allowed claims and allowed equity interests for all purposes, including voting, confirmation, and distribution pursuant to the Plan. Except as otherwise provided in the Plan or the order of the Court confirming the Plan, or required by subsection 506(b) or section 1124 of the Bankruptcy Code, (i) allowed claims do not include interest on such claims after the Commencement Date and (ii) any postpetition interest that is payable in respect of an allowed claim shall be calculated at the applicable contract rate, or if none, at the Federal Judgment Rate (or for priority tax claims, at the Tax Rate).

	Class	Treatment
Unclassified	Administrative Expenses	Paid in full, in cash, on the Effective Date or on the date allowed.

Unclassified	Priority Tax Claims	Paid in full, with interest from the Effective Date, in equal annual installments over a period not exceeding six years from the date of assessment.

Class 1	Priority Non-Tax Claims	Unimpaired. Paid in full with interest.

Class 2	Senior Credit Facility Claims	Unimpaired. Except for the New Investors, paid in full with default rate interest. For New Investors, (i) payment of (a) accrued and unpaid default rate interest and (b) Restructuring Costs and (ii) distribution of 100% of the shares of New Regal Common Stock to be issued on the Effective Date.

Class 3	Other Secured Claims	Unimpaired. At Debtors' option (a) reinstated, (b) paid in full with interest, (c) collateral surrendered, (d) in the case of setoff rights, offset to the extent of Debtors' claims against holder, or (e) otherwise rendered unimpaired.

Class 4	Subordinated Note Claims	Impaired. Payment of pro rata share of $181,031,250.

Class 5	General Unsecured Claims	Impaired. Payment of an amount equal to 100% of allowed claim.

Class 6	Convenience Claims	Unimpaired. Paid in full with interest.

Class 7	Regal Equity Interests	Impaired. Deemed to reject. No distribution.

        B.    Administrative Expenses.    Each allowed administrative expense shall be paid in full, in cash, on the later of the Effective Date and the date on which such administrative expense is allowed, or, in each case, as soon thereafter as practicable, except to the extent that Reorganized Regal and the holder of an allowed administrative expense agree to a different treatment; provided, however, that allowed administrative expenses representing obligations incurred in the ordinary course of business, consistent with past practice, or assumed by the Debtors shall be paid in full or performed by the Debtors or Reorganized Debtors in the ordinary course of business, consistent with past practice.

        C.    Priority Tax Claims.    Each allowed priority tax claim shall be paid in full, in cash, in equal annual installments commencing on the later of the Effective Date and the date on which such claim is allowed, or, in each case, as soon thereafter as practicable, and continuing over a period not exceeding six years after the date of assessment of such claim, together with interest thereon calculated from the Effective Date to the date of payment at the Tax Rate.

        D.    Classification, Treatment, and Voting.    The allowed claims against and equity interests in the Debtors shall be classified and receive the treatment specified below.

1.
Class 1: Priority Non-Tax Claims.

        a.    Classification.    Class 1 consists of allowed claims entitled to priority pursuant to subsection 507(a) of the Bankruptcy Code, other than allowed administrative expenses and allowed priority tax claims.

        b.    Treatment.    On the later of the Effective Date and the date on which such claim is allowed, each allowed claim in class 1 shall be paid in full, in cash, together with postpetition interest and thereby rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, except to the extent that Reorganized Regal and any holder of such allowed claim agree to a different treatment.

        c.    Voting.    Class 1 is not impaired. Pursuant to section 1126(f) of the Bankruptcy Code, the holders of claims in class 1 are conclusively presumed to have accepted the Plan.

2.
Class 2: Senior Credit Facility Claims.

        a.    Classification.    Class 2 consists of all allowed claims (other than Intercompany Claims) arising under the Senior Credit Facility, including without limitation, the secured and guaranty claims of the administrative agent, the other agents, and the lenders thereunder.

        b.    Treatment.    On the Effective Date, (i) each allowed claim in class 2, other than the allowed class 2 claims held by the New Investors (which have agreed, pursuant to the Lock-Up Agreement, to receive the less favorable treatment of their class 2 claims set forth in clause (ii), below), shall be paid in full, in cash, together with accrued and unpaid interest, calculated at the default rate, due and owing under the Credit Agreement as of the Effective Date and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code and (ii) each New Investor shall receive, in respect of its allowed class 2 claim, (A) cash in an amount equal to the accrued and unpaid interest, calculated at the default rate, due and owing to such New Investor under the Credit Agreement as of the Effective Date, (B) cash in an amount equal to the Restructuring Costs incurred by such New Investor and its Affiliates, if any, and (C) its proportionate share of 7,500,000 shares of New Regal Common Stock to be issued to the New Investors on the Effective Date; provided, however, that to the extent the allowed class 2 claim of LBI Group, Inc. (together with the allowed class 2 claims of any permitted transferees of LBI Group, Inc. under the Lock-Up Agreement) exceeds $50,000,000, or to the extent the allowed class 2 claim of GSCP Recovery, Inc. (together with the allowed class 2 claims of any permitted transferees of GSCP Recovery, Inc. under the Lock-Up Agreement) exceeds $81,700,000, such excess, in each case, shall receive the treatment specified in clause (i), above. On the Effective Date, the class 2 claims of the New Investors shall be deemed allowed in full.

        c.    Voting.    Class 2 is not impaired. Pursuant to section 1126(f) of the Bankruptcy Code, the holders of claims in class 2 are conclusively presumed to have accepted the Plan.

3.
Class 3: Other Secured Claims.

        a.    Classification.    Class 3 consists of all allowed secured claims other than claims in class 2.

        b.    Treatment.    On the later of the Effective Date and the date on which such claim is allowed, or, in each case, as soon thereafter as practicable, each allowed claim in class 3 shall be, at the Debtors' option, (i) reinstated, (ii) paid in full, in cash, together with posipetition interest, (iii) satisfied by the Debtors' surrender of the collateral securing such allowed claim, (iv) offset against, and to the extent of, the Debtors' claims against the holder of such allowed claim or (v) otherwise rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, except to the extent that Reorganized Regal and such holder agree to a different treatment; provided, however, that the secured claims for the reasonable fees and expenses due and owing as of the Effective Date to the indenture trustees under the terms of the respective Subordinated Note Indentures shall be afforded the treatment set forth in clause (ii) of this subparagraph.

        c.    Voting.    Class 3 is nor impaired.    Pursuant to section 1126(f) of the Bankruptcy Code, the holders of claims in class 3 are conclusively presumed to have accepted the Plan.

4.
Class A: Subordinated Note Claims.

        a.    Classification.    Class 4 consists of the allowed Subordinated Note Claims.

        b.    Treatment.    On the later of the Effective Date and the date on which such claim is allowed, or, in each case, as soon thereafter as practicable, each holder of an allowed class 4 claim shall receive its pro rata share of cash in the aggregate amount of $181,031,250.

        c.    Allowance of Claims.    The class 4 claims shall be allowed in an aggregate amount equal to the aggregate principal amount of the Subordinated Notes outstanding as of the Commencement Date, plus the accrued and unpaid interest thereon as of the Commencement Date under the terms of the respective Subordinated Note Indentures. The indenture trustees for the Subordinated Notes may file proofs of claims with respect to class 4 claims but are not required to file such proofs of claims in order for such claims to be allowed pursuant to the Plan. Any claims scheduled or filed with respect to class 4 are hereby disallowed as duplicative of the claims filed by the respective indenture trustees or allowed under the Plan.

        d.    Manner of Distribution.    On the Effective Date, the Debtors shall make all distributions required under the Plan with respect to allowed class 4 claims to the indenture trustees under the respective Subordinated Note Indentures. Such distributions shall be in complete satisfaction and discharge of the Debtors' obligations to the holders of class 4 claims under the Subordinated Notes and the Subordinated Note Indentures. The indenture trustees shall make the distributions to the holders of Subordinated Notes as such holders surrender such securities in accordance with Section III.H of the Plan.

        e.    Voting.    Class 4 is impaired and the holders of allowed claims in class 4 on the Record Date are entitled to vote to accept or reject the Plan.

5.
Class 5: General Unsecured Claims.

        a.    Classification.    Class 5 consists of all allowed General Unsecured Claims not otherwise classified in class 6 or satisfied pursuant to Court order.

        b.    Treatment.    On the later of the Effective Date and the date on which such claim is allowed, or, in each case, within twenty-five days thereafter, each holder of an allowed class 5 claim shall receive payment, in cash, of an amount equal to 100% of the allowed amount of such claim. To the extent a disputed class 5 claim is allowed after the Effective Date, the holder thereof shall receive interest on the amount to be distributed in accordance with Section II.F. of the Plan. Payments in respect of allowed class 5 claims shall be made first from sources other than the Class 5 Reserve, and only from the Class 5 Reserve thereafter in accordance with subsection c, below.

        c.    Class 5 Reserve.    On the Effective Date, Regal shall establish and fund, either with cash or through issuance of a renewable letter of credit, the Class 5 Reserve. To the extent a disputed class 5 claim is liquidated and allowed by Final Order after the Effective Date but remains unpaid on the thirtieth day after such order becomes a Final Order, the respective Class 5 Reserve Beneficiary may make a demand for payment upon the escrow agent and the escrow agent shall give Reorganized Regal and the Creditors' Committee written notice thereof. To the extent the allowed amount of such liquidated claim remains unpaid by Reorganized Regal ten Business Days after such notice is received by Reorganized Regal and the Creditors' Committee, the escrow agent shall remit the unpaid allowed amount to the Class 5 Reserve Beneficiary unless (a) such demand is withdrawn or (b) otherwise ordered by the Court. The Creditors' Committee may appear before the Court, or any other court of competent jurisdiction if the Reorganization Cases have been closed, to enforce Reorganized Regal's obligation to pay allowed Class 5 Claims from sources other than the Class 5 Reserve or obtain reimbursement for the Class 5 Reserve for amounts paid on account of allowed class 5 claims which were paid from the Class 5 Reserve when they should have first been paid from sources other than the Class 5 Reserve.

        Interest earned on the Class 5 Reserve shall be remitted quarterly to Reorganized Regal. To the extent the amount of disputed class 5 claims is at any time less than $15,000,000, at Reorganized Regal's direction and on five Business Days' advance notice to the Creditors' Committee, the escrow agent shall remit to Reorganized Regal from the Class 5 Reserve an amount equal to such difference. On the Class 5 Reserve Termination Date, the Class 5 Reserve shall terminate and all amounts therein, including any remaining interest earned thereon, shall be remitted to Reorganized Regal.

        d.    Allowance of Claims Evidenced by Old Cobb 10 5/8% Notes and the Old Cobb 10 5/8% Indenture.    Class 5 claims evidenced by Old Cobb 10 5/8% Notes and the Old Cobb 10 5/8% Indenture shall be allowed in an aggregate amount equal to the aggregate principal amount of the Old Cobb 10 5/8% Notes outstanding as of the Commencement Date, plus the accrued and unpaid interest thereon as of the Commencement Date under the terms of the Old Cobb 10 5/8% Indenture, plus the reasonable fees and expenses due and owing as of the Commencement Date to the indenture trustee under the terms of the Old Cobb 10 5/8% Indenture. The indenture trustee for the Old Cobb 10 5/8% Notes may file a proof of claim with respect to the Old Cobb 10 5/8% Notes but is not required to file such proof of claim in order for such claims to be allowed pursuant to the Plan. Any claims scheduled or filed with respect to the Old Cobb 10 5/8% Notes are hereby disallowed as duplicative of the claim filed by the indenture trustee or allowed under the Plan.

        e.    Voting.    Class 5 is impaired and the holders of allowed claims in class 5 on the Record Date are entitled to vote to accept or reject the Plan.

6.
Class 6: Convenience Claims.

        a.    Classification.    Class 6 consists of the General Unsecured Claims allowed in the amount of $5,000 or less and not otherwise satisfied pursuant to Court order. All allowed General Unsecured Claims of a single holder shall be aggregated and treated as a single allowed General Unsecured Claim for purposes of determining such claim's entitlement to classification in class 6 under the Plan.

        b.    Treatment.    On the later of the Effective Date and the date on which such claim is allowed, or, in each case, as soon thereafter as practicable, each allowed class 6 claim shall be paid in full, in cash, together with postpetition interest and thereby rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

        c.    Voting.    Class 6 is not impaired. Pursuant to section 1126(f) of the Bankruptcy Code, the holders of claims in class 6 are conclusively presumed to have accepted the Plan.

7.
Class 7: Regal Equity Interests.

        a.    Classification.    Class 7 consists of all equity interests in Regal (other than those arising under or pursuant to the Incentive Plan or any Management Employment Agreement), evidenced by all the issued and outstanding Old Regal Common Stock or any other equity interest in Regal, any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating Regal to offer, issue, transfer, or sell any shares of Old Regal Common Stock or any other equity interest in Regal, and any obligations arising as a result of termination or rejection of the Regal Shareholder Agreements pursuant to the Plan or otherwise that are not released pursuant to the Release and Indemnification Agreement.

        b.    Treatment.    Holders of equity interests in class 7 shall not receive or retain any property under the Plan.

        c.    Voting.    Pursuant to section 1126(g) of the Bankruptcy Code, the holders of equity interests in class 7 are deemed to have rejected the Plan, and therefore, are not entitled to vote on the Plan.

        E.    Nonconsensual Confirmation.    The Debtors request that in the event Class 4 accepts the Plan, the Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code.

        F.    Distributions.    No distributions shall be made with respect to disputed administrative expenses or disputed claims. To the extent that a disputed administrative expense or disputed claim is allowed after the Effective Date, the holder thereof shall receive the distribution to which the Plan entitles such holder in respect of such allowed administrative expense or allowed claim, plus interest on the amount to be distributed on account thereof, calculated from the date on which the distribution would have been made if such administrative expense or claim had been allowed on the Effective Date, to the actual date of distribution, calculated at the applicable contract rate, or if none, at the Federal Judgement Rate (or for priority tax claims, at the Tax Rate). Except as otherwise ordered by the Court or provided in the Plan, each distribution to be made on a specific date shall be deemed to have been made on such date if actually made on the later of such date and the date on which such administrative expense or claim is allowed, or as soon thereafter as practicable.

III.    Implementation of the Plan

        A.    Substantive Consolidation.    The Plan is premised upon the substantive consolidation of the Debtors for Plan purposes only. Accordingly, on the Effective Date, all of the Debtors and their estates shall, for Plan purposes only, be deemed merged and (i) all Intercompany Claims shall be deemed canceled and no distribution shall be made on account thereof, (ii) all assets and liabilities of the Debtors shall be deemed merged, (iii) all guaranties of any Debtor of the payment, performance, or collection of obligations of any other Debtor shall be eliminated and canceled, (iv) any obligation of any Debtor and all guaranties thereof executed by one or more of the other Debtors shall be treated as a single obligation and such guaranties shall be deemed a single claim against Regal, (v) all joint obligations of two or more Debtors or of one or more Debtor and one or more Affiliates, and all multiple claims against such entities on account of such joint obligations, shall be considered a single claim against Regal, and (vi) each claim filed in the Reorganization Case of any Debtor shall be deemed filed against Regal and a single obligation of the consolidated Debtors on and after the Effective Date. Such substantive consolidation shall not (other than for Plan voting, treatment, and distribution purposes) affect (a) the legal and corporate structures of the Debtors, (b) subject to subsection III.B, below, the Intercompany Claims, or (c) the equity interests in the Subsidiaries.

        B.    Intercompany Claims.    As and to the extent determined by the Debtors on or before the Effective Date, Intercompany Claims shall be extinguished by contribution, distribution, or otherwise.

        C.    Merge/Dissolution of Corporate Entities.    On the Effective Date, the following mergers and dissolutions may be effective and effectuated without any further action by the stockholders or directors of any of the Debtors or Reorganized Debtors:

          1.    Any Affiliate of Regal may be merged into Regal, Reorganized Regal, or any of their respective Affiliates; and

          2.    Any Debtor Affiliate of Regal or Reorganized Regal may be dissolved.

        D.    Issuance of New Regal Common Stock.    The issuance of the New Regal Common Stock is hereby authorized without the need for any further corporate action. The New Regal Common Stock shall consist of 25,000,000 shares of new common stock of Reorganized Regal, $0.001 par value per share. Seven million five hundred thousand (7,500,000) shares shall be issued and distributed pursuant to Section II.D.2 of the Plan, which shares shall be duly authorized, fully paid, and nonassessable shares of capital stock of Reorganized Regal. The remaining authorized shares shall be reserved for (i) future distribution under the Incentive Plan and (ii) future corporate purposes as determined by the Board of Directors of Reorganized Regal consistent with its New Charter.

        E.    Issuance of New Regal Preferred Stock.    The issuance by Reorganized Regal of 5,000,000 shares of New Regal Preferred Stock, $0.001 par value per share, in one or more series at any time, and from time to time for future corporate purposes as determined by the Board of Directors of Reorganized Regal and authorized by the New Charter, is hereby authorized without the need for any further stockholder action.

        F.    Incurrence of New Indebtedness.    The incurrence of the following indebtedness is hereby authorized without the need for any further corporate action:

        1.    New Working Capital Facility.    On the Effective Date, Reorganized Regal shall enter into the New Working Capital Facility having principal terms and conditions no less favorable to the Reorganized Debtors than those set forth in Exhibit E to the Plan.

        2.    New Term Loan Facility.    On the Effective Date, Reorganized Regal shall enter into the New Term Loan Facility having principal terms and conditions no less favorable to the Reorganized Debtors than those set forth in Exhibit E to the Plan.

        G.    Cancellation of Existing Securities and Agreements.    On the Effective Date, the Credit Agreement, the Subordinated Notes, the Old Cobb 10 5/8% Notes, the Old Regal Common Stock, the Regal Shareholder Agreements, and (except for the Incentive Plan, Management Employment Agreements, and the respective interests arising thereunder or pursuant thereto) any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating Regal to issue, transfer, or sell any shares of Old Regal Common Stock, or any other capital stock of Regal shall be canceled. On the Effective Date, except to the extent the Plan provides otherwise for allowed class 3 claims, all liens, security interests, and pledges securing the obligations of the Debtors incurred pursuant to the Credit Agreement or otherwise shall be released. The filing of the order confirming the Plan with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such liens, security interests, and pledges. Except for purposes of effectuating the distributions under the Plan, on the Effective Date, the Subordinated Note Indentures and the Old Cobb 10 5/8% Indenture shall be canceled. To the extent not terminated prior to the Effective Date, on the Effective Date, the PNC Interest Rate Swap Agreements shall be rejected, or to the extent not subject to rejection pursuant to section 365 of the Bankruptcy Code, terminated.

        H.    Surrender of Existing Securities.    As a condition to receiving any distribution under the Plan, each holder of a promissory note, certificate, or other instrument evidencing a claim must surrender such promissory note, certificate, or other instrument to Reorganized Regal or its designee. Reorganized Regal appoints the indenture trustees under the Subordinated Note Indentures and the Old Cobb 10 5/8% Indenture as its designees to receive the Subordinated Notes and the Old Cobb 10 5/8% Notes, respectively, and directs such indenture trustees to deliver certificates representing such notes marked "canceled" to Reorganized Regal. Any holder of a claim that fails to (i) surrender such instrument or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized Regal before the later to occur of (a) the second anniversary of the Effective Date and (b) six months following the date such holder's claim becomes an allowed claim, shall be deemed to have forfeited all rights and claims with respect thereto, may not participate in any distribution under the Plan on account thereof, and all amounts owing with respect to such allowed claim shall be retained by Reorganized Regal.

        I.    Enforcement of Subordination.    The Plan takes into account the relative priority of the claims in each class in connection with any contractual subordination provisions relating thereto. Accordingly, (i) the distribution to the holders of class 4 claims shall not be subject to further levy, garnishment, attachment, or other legal process by reason of claimed contractual subordination rights and (ii) the confirmation of the Plan shall permanently enjoin, effective as of the Effective Date, all enforcement or attempts to enforce any further rights with respect to the distributions under the Plan to the holders of claims in class 4 (other than enforcement by the holders of allowed class 4 claims to receive such distribution in accordance with the Plan).

        J.    Corporate Action.

        1.    New Charter and New Bylaws for Reorganized Regal.    On the Effective Date or as soon thereafter as is practicable, Regal or Reorganized Regal shall file with the Secretary of State of the State of Tennessee, in accordance with the corporation laws of such state, the New Charter and such New Charter shall be the charter for Reorganized Regal. The New Charter shall provide, among other things, for (a) the authorization of (i) 25,000,000 shares of the New Regal Common Stock and (ii) 5,000,000 shares of New Regal Preferred Stock, (b) to the fullest extent permitted by the Tennessee Business Corporation Act, a limitation on the personal liability of directors to Reorganized Regal or its stockholders for monetary damage for breach of fiduciary duty as a director, and (c) a prohibition on the issuance of nonvoting equity securities to the extent required by section 123(a)(6) of the Bankruptcy Code. The New Bylaws shall provide, among other things, that the Board of Directors of Reorganized Regal shall initially consist of nine members, and on the Effective Date, the New Bylaws shall become the bylaws of Reorganized Regal.

        2.    New Certificates of Incorporation and Bylaws for the Reorganized Subsidiaries.    On and after the Effective Date, each of the Reorganized Subsidiaries may, as deemed appropriate, (a) file with the Secretary of State of its respective state of incorporation in accordance with the applicable corporation laws of such state, an amended certificate of incorporation and such amended certificate shall be the certificate of incorporation for such Reorganized Subsidiary and (b) amend its bylaws accordingly. The charter documents for the Reorganized Subsidiaries shall prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code.

        3.    Boards of Directors.    On the Effective Date, the operation of the Reorganized Debtors shall become the general responsibility of their Boards of Directors subject to, and in accordance with, their respective certificates of incorporation and bylaws. The initial Board of Directors for Reorganized Regal shall consist of the nine individuals identified by the New Investors at or prior to the hearing to consider confirmation of the Plan, constituting (a) five directors nominated by The Anschutz Corporation, (b) two directors nominated by OCM Principal Opportunities Fund II, L.P., (c) either (i) Mr. Alfred C. Eckert III, for so long as the entities affiliated with or managed by GSCP Recovery, Inc. hold, in the aggregate, not less than 5% of the then outstanding shares of New Regal Common Stock or (ii) one person nominated by a majority of the remaining directors if the entities affiliated with or managed by GSCP Recovery, Inc. are no longer entitled to designate Mr. Alfred C. Eckert III or if Mr. Alfred C. Eckert III is otherwise unable or unwilling to continue to serve as a director, and (d) the Chief Executive Officer of Regal. Such directors shall be deemed elected or appointed, as the case may be, pursuant to the order confirming the Plan, but shall not take office and shall not be deemed to be elected or appointed until the occurrence of the Effective Date. Those directors and officers not continuing in office shall be deemed removed therefrom as of the Effective Date pursuant to the order confirming the Plan. The initial Board of Directors for Reorganized Regal shall select the officers and directors of the Reorganized Subsidiaries.

        4.    New Shareholders Agreement.    On the Effective Date, Reorganized Regal and the New Investors shall enter into the New Shareholders Agreement.

        K.    Section 1145 Exemption.    To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable nonbankruptcy laws, the shares of New Regal Common Stock issued pursuant to the Plan are exempt from registration under the Securities Act of 1933, as amended.

        L.    Section 1146 Exemption.    Pursuant to section 1146 of the Bankruptcy Code, the issuance, transfer, or exchange of any security under the Plan, or the making or delivery of an instrument of transfer under the Plan, may not be taxed under any law imposing a stamp or similar tax.

        M.    Method of Distribution Under the Plan.

        1.    Distributions by Reorganized Regal.    Distributions under the Plan shall be made by Reorganized Regal or its designee to the holders of allowed claims (a) at the addresses set forth on the Schedules unless superseded by proofs of claims or transfers of claims pursuant to Bankruptcy Rule 3001, or (b) at the last known addresses of such holders if the Debtors have been notified in writing of a change of address, or (c) in the case of claims evidenced by the Old Cobb 10 5/8% Notes and the Old Cobb 10 5/8% Indenture, at the addresses last known to the indenture trustee.

        2.    Class 4 Distributions by Indenture Trustees.    Distributions under the Plan to holders of allowed class 4 claims shall be made by Reorganized Regal to the respective indenture trustees under the Subordinated Note Indentures which, in turn, shall make the distributions to holders of allowed class 4 claims at the addresses last known to the respective indenture trustee. The indenture trustees providing services related to distributions to the holders of allowed class 4 claims shall receive, from Reorganized Regal, reasonable compensation for such services and reasonable reimbursement of expenses incurred in connection with such services and upon the presentation of satisfactory invoices to the Reorganized Debtor. These payments shall be made on terms agreed to with Reorganized Regal.

        3.    Setoffs and Recoupments.    The Debtors may, but shall not be required to, set off against or recoup from any claim on which payments are to be made pursuant to the Plan, any claims of any nature whatsoever the Debtors or the Reorganized Debtors may have against the claimant, but neither the failure to do so nor the allowance of any claim hereunder shall constitute a waiver or release by the Debtors of any such claim the Debtors or Reorganized Debtors may have against such claimant.

        4.    Distributions of Unclaimed Property.    Any distribution of property (cash or otherwise) under the Plan which is unclaimed after the later to occur of (a) two years following the Effective Date and (b) six months after the date on which such claimant's claim is allowed, shall be transferred to Reorganized Regal, notwithstanding state or other escheat or similar laws to the contrary. In the event that any securities are returned to the Reorganized Debtors as unclaimed property, such securities shall be canceled.

        5.    Saturday, Sunday, or Legal Holiday.    If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

        6.    Fractional Shares.    No fractional shares of New Regal Common Stock or cash in lieu thereof shall be distributed. For purposes of distribution, fractional shares of New Regal Common Stock shall be rounded up to the next whole number of shares.

        7.    De Minimis Distributions.    No cash payment of less than $5.00 shall be made to any holder on account of an allowed claim unless a request therefor is made in writing to Reorganized Regal.

        N.    Vesting of Assets.    On the Effective Date, the assets and estates of the Debtors shall vest in the Reorganized Debtors free and clear of all claims, security interests, liens, and equity interests, except as provided herein. As of the Effective Date, the Reorganized Debtors may operate their business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

        O.    Allocation of Consideration.    The aggregate consideration to be distributed to the holders of allowed claims under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the allowed claim for such holders, as determined for federal income tax purposes, and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

        P.    Executory Contracts and Unexpired Leases.

        1.    Generally.    As of the Effective Date, (a) the Release and Indemnification Agreement is hereby specifically assumed and (b) all other executory contracts and unexpired leases that exist between any of the Debtors and any party other than the Initial Sponsors or any of their respective Affiliates are hereby specifically assumed, except for (i) any executory contracts or unexpired leases which are the subject of a motion to assume or reject which is pending on the date the Plan is confirmed, which shall be assumed or rejected in accordance with the disposition of such motions, (ii) the executory contracts and unexpired leases listed on Exhibit G hereto, which, to the extent not previously assumed, assumed and assigned, or rejected pursuant to Court order, are specifically rejected pursuant to the Plan, and (iii) any executory contracts or unexpired leases with any of the Initial Sponsors or any of their respective Affiliates (other than the Release and Indemnification Agreement), all of which are specifically rejected pursuant to the Plan. Entry of the order confirming the Plan by the Clerk of the Court shall constitute (y) approval, pursuant to subsection 365(a) of the Bankruptcy Code, of such assumptions and rejections pursuant to the Plan and (z) the determination that, with respect to such assumptions pursuant to the Plan, "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) by the Reorganized Debtors thereunder has been demonstrated and no further adequate assurance is required.

        2.    Cure of Defaults.    Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b) of the Bankruptcy Code, by payment of the default amount in cash on the Effective Date or on such other terms as the parties to such assumed executory contract or unexpired lease may agree. In the event of a dispute regarding the amount of any cure payments, the ability of any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed and assigned, or any other matter pertaining to assumption or assignment, the cure payments required by section 365(b) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption and/or assignment.

        3.    Rejection Damage Claims.    Claims created by the rejection of executory contracts or unexpired leases must be filed with the Court not later than the thirtieth (30th) day after the entry of an order authorizing such rejection (and in the case of claims created by the rejection of executory contracts and unexpired leases pursuant to the Plan, not later than the thirtieth day after entry of the order confirming the Plan). Any claims not filed within such time shall be forever barred from assertion against the Debtors and their estates. All such allowed claims arising from the rejection of executory contracts (other than the Regal Shareholder Agreements, all of which are the subject of waivers and releases set forth in the Release and Indemnification Agreement) or unexpired leases, and from the termination, pursuant to the Plan, of the PNC Interest Rate Swap Agreements, shall be classified in class 5 or class 6 of the Plan, as the case may be. Claims or interests arising from the rejection of any Regal Shareholder Agreements and not otherwise released pursuant to the Release and Indemnification Agreement shall be classified in class 7 of the Plan.

        Q.    Retiree Benefits.    After the Effective Date, the payment of retiree benefits (as defined in section 1114 of the Bankruptcy Code), if any, at the level established pursuant to section 1114 of the Bankruptcy Code, shall continue for the duration of the period the Debtors have obligated themselves to provide such benefits.

        R.    Management Employment Agreements.    Each of the Management Employment Agreements is hereby assumed. Entry of the order confirming the Plan by the Clerk of the Court shall constitute approval of such assumptions pursuant to subsection 365(a) of the Bankruptcy Code.

        S.    Employee Benefit Plans.    Subject to the occurrence of the Effective Date, all employee benefit plans, policies, and programs of the Debtors, and the Debtors' obligations thereunder, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged. Employee benefit plans, policies, and programs include, without limitation, all medical and health insurance, life insurance, dental insurance, disability benefits and coverage, leave of absence, retirement plans, retention plans, severance plans, contributions to nondiscretionary individual retirement accounts, discount employee theatre admissions, and other such benefits (to the extent not executory contracts assumed under the Plan).

        T.    Employee Incentive Plan.    In accordance with the Incentive Plan, on the Effective Date, Reorganized Regal shall reserve a sufficient number of shares of New Regal Common Stock for issuance to key employees of the Reorganized Debtors that may be granted by a committee comprised of disinterested members or Reorganized Regal's Board of Directors.

        U.    Officers and Directors.    All directors' and officers' liability insurance policies maintained by the Debtors are hereby assumed. Entry of the order confirming the Plan by the Clerk of the Court shall constitute approval of such assumptions pursuant to subsection 365(a) of the Bankruptcy Code. The Reorganized Debtors shall maintain for a period of not less than six years from the Effective Date coverage for the individuals covered, as of the Restructuring Commencement Date, by such policies at levels and on terms no less favorable to such individuals than the terms and levels provided for under the policies assumed pursuant to the Plan. Solely with respect to directors and officers of any of the Debtors who served in any such capacity at any time on or after the Restructuring Commencement Date, the Debtors shall be deemed to assume, as of the Effective Date, their respective obligations to indemnify such individuals (and only such individuals) with respect to or based upon any act or omission taken or omitted in any of such capacities, or for or on behalf of any Debtor, pursuant to and to the extent provided by the Debtors' respective articles of incorporation, corporate charters, bylaws and similar corporate documents as in effect as of the date of entry of the order confirming the Plan, or the Release and Indemnification Agreement. Notwithstanding anything to the contrary contained herein, such assumed indemnity obligations shall not be discharged, impaired, or otherwise modified by confirmation of this Plan and shall be deemed and treated as executory contracts that have been assumed by the Debtors pursuant to this Plan as to which no proof of claim need be filed.

        V.    Exculpation.    The Debtors, the Reorganized Debtors, the New Investors, the Initial Sponsors, the arranger, agents, and lenders under the New Working Capital Facility and New Term Loan Facility, the Creditors' Committee, and each of their respective principals, members, partners, limited partners, officers, directors, shareholders, employees, agents, representatives, and professionals shall neither have nor incur any liability to any person for any act taken or omitted to be taken in connection with, or related to, the formulation, preparation, dissemination, implementation, administration, confirmation, or consummation of the Plan, the disclosure statement for the Plan, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, or any act taken or omitted to be taken in connection with the restructuring of the Debtors.

        W.    Limited Releases by the Debtors.    Except as otherwise provided in the Plan, the order confirming the Plan, or the Release and Indemnification Agreement with respect to the Initial Sponsors, and except as otherwise provided in the Plan, any Related Document, or the Lock-Up Agreement with respect to the New Investors, for good and valuable consideration, including, but not limited to, the obligations of the New Investors to provide the support necessary for consummation of the Plan, as set forth in the Lock-Up Agreement, and the services of the Debtors' officers, directors, and Initial Sponsors to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, each of the New Investors (including the New Investors in their capacity as holders of debt incurred under the Senior Credit Facility), Initial Sponsors, and their respective principals, shareholders, employees, agents, representatives, officers, directors, members, partners, limited partners, and professionals who served in such capacity on or after the Restructuring Commencement Date, and each of the officers, directors, shareholders, members, employees, agents, representatives, and professionals of each of the Debtors who served in such capacity on or after the Restructuring Commencement Date, is released by each of the Debtors and each of the Reorganized Debtors from any and all claims, debts, obligations, rights, suits, damages, actions, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, or otherwise, that any of the Debtors or Reorganized Debtors would have been legally entitled to assert in its own right (whether individually or collectively) or that any holder of a claim or equity interest or other person or entity would have been legally entitled to assert on behalf of any of the Debtors or any of their estates, based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

        X.    Injunction.    On and after the Effective Date, all persons and entities shall be permanently enjoined from commencing or continuing in any manner, any suit, action, or other proceeding, on account, or in respect, of any claim, obligation, debt, right, action, cause of action, remedy, or liability released pursuant to the Plan, and the order confirming the Plan shall so provide.

IV.    Effectiveness of the Plan

        A.    Conditions Precedent to Confirmation.    The Plan shall not be confirmed unless and until the following conditions have been satisfied in full or waived by Regal and the New Investors:

          1.    The order confirming the Plan shall be in form and substance satisfactory to the Debtors and the New Investors;

          2.    The Court shall have entered an order (which may be the order confirming the Plan) substantively consolidating the Debtors and their estates for Plan purposes, and such order shall be in form and substance satisfactory to the Debtors and the New Investors; and

          3.    The Debtors shall have obtained written commitments of the lenders under the New Term Loan Facility and New Working Capital Facility in form and substance satisfactory to the Debtors and the New Investors and such commitments have not expired or otherwise terminated.

        B.    Conditions Precedent to Effective Date.    The Effective Date shall not occur and the Plan shall not become effective unless and until the following conditions have been satisfied in full or waived by Regal and the New Investors:

          1.    The order confirming the Plan shall have become a Final Order;

          2.    The order substantively consolidating the Debtors and their estates for Plan purposes shall have become a Final Order;

          3.    The agreements for the New Working Capital Facility and New Term Loan Facility in form and substance satisfactory to the Debtors and the New Investors shall have been executed by all necessary parties thereto and prior to, or simultaneously with, the effectiveness of the Plan, shall have become effective;

          4.    Prior to or simultaneously with, the effectiveness of the Plan, the New Charter shall have been filed with the Secretary of State of the State of Tennessee in accordance with the Plan;

          5.    All authorizations, consents, and regulatory approvals required (if any) by the New Investors in connection with the Plan's effectiveness shall have been obtained and all applicable waiting periods (if any) have expired or terminated;

          6.    Prior to or simultaneously with, the effectiveness of the Plan, the Release and Indemnification Agreement shall have become, or shall become, effective pursuant to its terms; and

          7.    Prior to or simultaneously with, the effectiveness of the Plan, the Class 5 Reserve shall have been funded, either with cash or through issuance of a renewable letter of credit, and the related escrow agreement shall have become effective.

        C.    Waiver of Conditions.    Waiver by the Debtors and the New Investors of any of the conditions precedent to confirmation of the Plan or the occurrence of the Effective Date set forth in Section IV.A or IV.B, respectively, of the Plan shall be in their sole and unanimous discretion and may be effected at any time, without notice to third parties or any other formal action; provided, that with respect to Section IV.B.6 only, neither the Debtors nor the New Investors may waive such condition precedent to effectiveness without the written consent of the Initial Sponsors. Upon the waiver of any conditions to the Effective Date set forth in Section IV.B of the Plan, and subject to the satisfaction in full of each of the remaining conditions set forth in such Section, the Plan shall become effective in accordance with its terms without notice to third parties or any other formal action.

        D.    Effect of Failure of Conditions.    If each of the conditions to effectiveness and the occurrence of the Effective Date has not been satisfied or waived by Regal and the New Investors on or before the first Business Day that is more than seventy-five days after the date on which the Court enters an order confirming the Plan, or by such later date as is proposed by Regal and approved, after notice and a hearing, by the Court, then upon motion by the Debtors or any of the New Investors made before the time that each of the conditions has been satisfied or waived, the order confirming the Plan may be vacated by the Court; provided, however, that notwithstanding the filing of such a motion, the order confirming the Plan shall not be vacated if each of the conditions to consummation is either satisfied or waived by the Debtors and the New Investors before the Court enters an order granting the relief requested in such motion. If the order confirming the Plan is vacated pursuant to this section, the Plan shall be null and void in all respects and nothing contained in the Plan shall (a) constitute a waiver or release of any claims against or equity interests in any of the Debtors or (b) prejudice in any manner the rights of the holder of any claim or equity interest in any of the Debtors.

V.    Administrative Provisions

        A.    Discharge.

        1.    Scope.    Except as otherwise expressly specified in the Plan, entry of the order confirming the Plan acts as a discharge of all debts of, claims against, liens on, and equity interests in, the Debtors, their assets, and their properties, arising at any time before the entry of the order confirming the Plan, regardless of whether a proof of claim or equity interest therefor was filed, whether the claim or equity interest is allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder. On the date the Court enters an order confirming the Plan, any holder of such discharged claim or equity interest shall be precluded from asserting against the Debtors, the Reorganized Debtors, or any of their respective assets or properties, any other or further claim or equity interest based on any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the date the Court enters the order confirming the Plan.

        2.    Injunction.    In accordance with section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code, inter alia, acts as an injunction against the commencement or continuation of any action, employment or process, or act to collect, offset, or recover the claims discharged hereby.

        B.    Administrative Expense and Claim Objections.    Unless otherwise ordered by the Court, all objections to, and requests for estimation of, (i) administrative expenses and claims other than disputed class 5 claims shall be filed and served on the applicable claimant on or before the date that is 120 days after the Effective Date or 120 days after such administrative expense or claim is filed, whichever is later and (ii) disputed class 5 claims shall be filed and served on the applicable claimant on or before February 28, 2002 or 60 days after such claim is filed, whichever is later. Notice of such objections shall be given in compliance with the Bankruptcy Rules. On and after the Effective Date, except to the extent that the Reorganized Debtors consent, only the Reorganized Debtors shall have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to, and requests for estimation of, administrative expenses and claims.

        C.    Preservation of Causes of Action.    Except as otherwise released pursuant to the Plan, all rights and causes of action held by the Debtors against any other party shall remain assets of the Reorganized Debtors and may be pursued; provided, however, that the Reorganized Debtors shall not pursue any preferential or fraudulent transfer-based avoidance actions against holders of class 5 claims or raise any such purported actions as an objection to any disputed class 5 claim.

        D.    Administrative Expenses Incurred After the Confirmation Date.    Administrative expenses incurred by the Debtors or Reorganized Debtors after the date and time of the entry of the order confirming the Plan, including without limitation, claims for professionals' fees and expenses, shall not be subject to application and may be paid by the Debtors or Reorganized Debtors, as the case may be, in the ordinary course of business and without further Court approval.

        E.    Retention of Jurisdiction.    The Court shall have exclusive jurisdiction of all matters arising out of and related to, the Reorganization Cases and the Plan pursuant to, and for the purposes of, subsection 105(a) and section 1142 of the Bankruptcy Code, and for, among other things, the following purposes:

          1.    To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases, pending on the date the Plan is confirmed, and the allowance of claims resulting therefrom;

          2.    To determine any other applications, adversary proceedings, and contested matters pending on the Effective Date;

          3.    To ensure that distributions to holders of allowed claims are accomplished as provided herein;

          4.    To resolve disputes as to the ownership of any claim or equity interest;

          5.    To hear and determine timely objections to administrative expenses, claims, and equity interests;

          6.    To enter and implement such orders as may be appropriate in the event the order confirming the Plan is for any reason stayed, revoked, modified, or vacated;

          7.    To issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

          8.    To consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Court, including, without limitation, the order confirming the Plan;

          9.    To resolve disputes concerning nondebtor releases, exculpations, and injunctions contained herein;

          10.  To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, and 503(b) of the Bankruptcy Code;

          11.  To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan and the Related Documents;

          12.  To hear and determine any issue for which the Plan or any Related Document requires a Final Order of the Court;

          13.  To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

          14.  To hear and determine any matters arising under or related to section 1145 of the Bankruptcy Code;

          15.  To hear any other matter not inconsistent with the Bankruptcy Code; and

          16.  To enter a final decree closing the Reorganization Cases.

        F.    Payment of Statutory Fees.    All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

        G.    Dissolution of Statutory Committees.    All statutory committees appointed in the Reorganization Cases pursuant to section 1102 of the Bankruptcy Code, if any, shall be dissolved on the Effective Date; provided, however, that the Creditors' Committee shall survive on a limited basis for the purpose of monitoring and enforcing the terms of the Class 5 Reserve and shall be fully dissolved on the Class 5 Reserve Termination Date.

        H.    Modification of Plan.    The Plan may be modified by the Debtors with the prior written consent of the New Investors (which shall not be unreasonably withheld) in accordance with section 1127 of the Bankruptcy Code.

        I.    Severability.    If, prior to the date of entry of the order confirming the Plan, any term or provision of the Plan is held by the Court to be invalid, void, or unenforceable, the Court shall, with the unanimous consent of the Debtors and the New Investors, have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The order confirming the Plan shall constitute a judicial determination, and shall provide, that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

        J.    Headings.    Headings are used in the Plan for convenience and reference only and shall not constitute a part of the Plan for any other purpose.

        K.    Binding Effect.    The Plan shall be binding upon and inure to the benefit of the Debtors, their creditors, the holders of equity interests therein, and their respective successors and assigns.

        L.    Notices.    Any notice required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, freight prepaid, to be addressed as follows:

To the Debtors or Reorganized Debtors:
REGAL CINEMAS, INC. 7132 Mike Campbell Drive Knoxville, Tennessee 37918 Attention: Peter B. Brandow, Esq.
with a copy to:
WEIL, GOTSHAL & MANGES LLP 767 Fifth Avenue New York, New York 10153
Attention: Marcia L. Goldstein, Esq.
Sharon Youdelman, Esq.
To the New Investors:
THE ANSCHUTZ CORPORATION c/o Anschutz Investment Company 555 Seventeenth Street, Suite 2400 Denver, Colorado 80202
Attention: Craig Slater
Michael F. Bennet
OCM PRINCIPAL OPPORTUNITIES FUND II, L.P. c/o Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, California 90071 Attention: B. James Ford
GSCP RECOVERY, INC. c/o GSC Partners 500 Campus Drive, Suite 220 Florham Park, NJ 07932 Attention: Robert Hamwee
TUDOR INVESTMENT CORPORATION 1275 King Street Greenwich, Connecticut 06831 Attention: Chris Kane
PUTNAM INVESTMENT MANAGEMENT, LLC High Yield Group One Post Office Square Boston, Massachusetts 02109 Attention: Robert Paine
LBI GROUP, INC. c/o Lehman Brothers, Inc. 3 World Financial Center, 11th Floor New York, New York 10285-1100 Attention: James P. Seery, Jr.
with a copy to:
MILBANK, TWEED, HADLEY & MCCLOY LLP 601 S. Figueroa Street, 30th Floor Los Angeles, California 90017
Attention: Paul Aronzon, Esq.
Deborah Baumgart, Esq.
and
KIRKLAND & ELLIS 200 East Randolph Drive Chicago, Illinois 60601 Attention: James Sprayregen, Esq.
To the Creditor's Committee:
SONNENSCHEIN NATH & ROSENTHAL 1221 Avenue of the Americas New York, New York 10022
Attention: Peter D. Wolfson, Esq.
Robert Richards. Esq.

        M.    Governing Law.    Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), or the Tennessee Business Corporation Act, the laws of the State of New York shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan.

        N.    Filing or Execution of Additional Documents.    On or before the Effective Date, and without the need for any further order or authority, the Debtors or Reorganized Debtors shall file with the Court or execute, as appropriate, such agreements and other documents that are in form and substance satisfactory to them (and in material terms, to the New Investors) as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

        O.    Withholding and Reporting Requirements.    In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

        P.    Good Faith.    The Debtors have, and upon confirmation of the Plan shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code. The Debtors, the New Investors, and each of their respective Affiliates, agents, representatives, members, principals, shareholders, directors, officers, employees, advisors, and attorneys have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of the securities offered and sold under the Plan, and therefore, are not, and on account of such offer, issuance, sale, solicitation, and/or purchase will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan.

Dated: Knoxville, Tennessee
            December 5, 2001

Respectfully submitted,
REGAL CINEMAS, INC.
By:	/s/ MICHAEL L. CAMPBELL
Name: Michael L. Campbell
Its: President
ACT III CINEMAS, INC.
By:	/s/ MICHAEL L. CAMPBELL
Name: Michael L. Campbell
Its: President
REGAL CINEMAS GROUP, INC.
By:	/s/ MICHAEL L. CAMPBELL
Name: Michael L. Campbell
Its: President
COBB FINANCE CORP.
By:	/s/ MICHAEL L. CAMPBLELL
Name: Michael L. Campbell
Its: President
R.C. COBB, INC.
By:	/s/ MICHAEL L. CAMPBELL
Name: Michael L. Campbell
Its: President
REGAL INVESTMENT COMPANY
By:	/s/ MICHAEL L. CAMPBELL
Name: Michael L. Campbell
Its: President
ACT III THEATRES, INC.
By:	/s/ MICHAEL L. CAMPBELL
Name: Michael L. Campbell
Its: President
REGAL CINEMAS, HOLDING INC.
By:	/s/ MICHAEL L. CAMPBELL
Name: Michael L. Campbell
Its: President
A3 THEATRES OF TEXAS, INC.
By:	/s/ MICHAEL L. CAMPBELL
Name: Michael L. Campbell
Its: President
EASTGATE THEATRE, INC.
By:	/s/ MICHAEL L. CAMPBELL
Name: Michael L. Campbell
Its: President
ACT III INNER LOOP THEATRES, INC.
By:	/s/ MICHAEL L. CAMPBELL
Name: Michael L. Campbell
Its: President
A3 THEATRES OF SAN ANTONIO LTD.
By:	ACT III THEATRES, INC.
Its:	Limited Partner
By:	/s/ MICHAEL L. CAMPBELL
Name: Michael L. Campbell
Its: President
and
By:	A3 THEATRES OF TEXAS, INC.
Its:	General Partner
By:	/s/ MICHAEL L. CAMPBELL
Name: Michael L. Campbell
Its: President
TEMT ALASKA, INC.
By:	/s/ MICHAEL L. CAMPBELL
Name: Michael L. Campbell
Its: President
BROADWAY CINEMAS, INC.
By:	/s/ MICHAEL L. CAMPBELL
Name: Michael L. Campbell
Its: President
GENERAL AMERICAN THEATRES, INC.
By:	/s/ MICHAEL L. CAMPBELL
Name: Michael L. Campbell
Its: President
J.R. CINEMAS, INC.
By:	/s/ MICHAEL L. CAMPBELL
Name: Michael L. Campbell
Its: President

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DEBTORS' AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE